Exhibit 10.1


            PREPAID CALLING CARD PRODUCTION AND DISTRBUTION AGREEMENT

     THIS SERVICES AGREEMENT, together with the Schedules attached hereto and incorporated herein by reference (collectively, the "Agreement"), dated as of the Effective Date (as hereinafter defined) is made by and between TELSTAR INTERNATIONAL, INC., a corporation duly organized and validly existing under the laws of the State of New York, with its principal place of business currently at One North Broadway, Suite 128, White Plains, New York 10601 ("Telstar" and/or "Provider") and Maxx International, Inc., a corporation duly organized and validly existing under the laws of the State of Utah, with its principal place of business currently at 99 Woodbury Road, Hicksville, NY 11801 ("Customer" and/ or "Maxx International"). Telstar and Customer are sometimes referred to herein "individually" as a "Party" and collectively as the "Parties".

PREAMBLE

     Whereby, Maxx International, Inc. is desirous of contracting with Telstar International, Inc. for certain telephone utility services via prepaid calling cards and PINS, and Telstar is in the business of managing, operating, maintaining and designing services in the telecommunications field; and

     WHEREAS, Telstar has substantial skill and expertise in the provision of telephone service and in the provision of related professional services such as network management, system maintenance, generation of call traffic reports, management summary reports, card design, card pricing, distribution;

     Whereas, Maxx International, Inc. has an exclusive license for prepaid calling cards and other certain products, and works of art from the Museum of the Treasuries of St. Peters in the Vatican, as per the sublicense agreement, in the specific regions of North America, South America, Australia and Asia and would like to subcontract for certain telephony services from Telstar;

     And, Telstar has the existing channels of distribution and will be the exclusive point of distribution, solely in its distribution network, of these licensed prepaid calling cards in Retail Outlets ( for purposes of this agreement, "Retail Outlets" shall be limited solely to Bodegas, markets, retail stores(not including religious stores or religious gift shops), gas stations and calling card vending machines in California, Texas, Illinois, New Jersey, New York, Florida, Pennsylvania, Massachusetts, Connecticut, Michigan, Ohio, Colorado, Virginia, Washington, Wisconsin, Tennessee, Oregon, North Carolina, Minnesota, South Carolina, Georgia, Indiana ,Alabama,, Mexico, Canada, Brazil, Argentina, the Philippines and Peru.

     And, Telstar acknowledges that Maxx International will have the exclusive right to distribute the licensed prepaid calling cards in all other markets not specifically listed above or below in Telstar's distribution network, including but not limited to, via the internet

     And, Maxx International will market the sale of the calling cards through their existing or future channels of distribution including but not limited to its internet sites, religious stores, religious gift shops, and religious publications

     And, Telstar will process and assume the cost of card production, rate setup, customer service, network integrity, and any other utility of a prepaid calling card and PIN.

     On cards sold by Telstar, Telstar shall provide a monthly report of all card sales and pay to Maxx International either by offset or direct payment, the 6% discount off the face amount on all cards sold for the purpose of this project and for consideration of the exclusive right to distribute in Retail Outlets by Telstar, pursuant to this agreement in California, Texas, Illinois, New Jersey, New York, Florida, Pennsylvania, Massachusetts, Connecticut, Michigan, Ohio, Colorado, Virginia, Washington, Wisconsin, Tennessee, Oregon, North Carolina, Minnesota, South

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     Carolina, Georgia, Indiana and Alabama. Telstar will also be the exclusive distributor to typical retail outlets as described above in Mexico, Canada, Brazil, Argentina, the Philippines and Peru. Telstar will also be given the right of first refusal for exclusive sales outside of the US as provided in the license to Maxx International from the Museum of the treasuries of St. Peter's in the Vatican.

     If Maxx International reaches a minimum $1,000, 000 U.S.D. in net sales(Discounted value of card less any rebates to Maxx International and discounts to distributors) of the "Vatican" cards per month, Maxx International will be entitled to a further discount to be determined by the parties in good faith.

     The parties agree to revisit the payment, exclusivity and discount terms on a quarterly basis.

1.   Definitions.


1.1 "Affiliate" of an entity shall mean another entity that controls, is controlled by or is under common control with the first entity.

1.2 "Card Holder" means an ultimate end user who obtains Services through a Card distributed by Telstar International and/or a vendor in the distribution chain below Customer

1.3 "Customer Service number" mean the toll free number or numbers that Telstar International will make available to Card Holders to deal with Card Holders inquiries and problems regarding the Cards.

1.4 "Domestic Services" mean local and long distance telecommunications services originated and terminated within the United States and accessed by Card Holders via a toll free(e.g. 800) access number.

1.5 "International Services" means long distance telecommunications services originated within the United States and accessed by the Cardholders via a toll free access number and terminated in any location outside of the United States.

1.6 "Prepaid Calling Card" or "Card" mean a card manufactured by Telstar International or for Maxx International in various face denominations, and containing certain instructions for use of the services, including toll free access number and PIN. This definition is inclusive of any and all special addition and/or collectible cards.

1.7 "PIN" means a numerical sequence of random numbers delivered by Telstar International to Customer or generated by customer within certain guidelines delivered by Telstar International and imprinted on each card(or printed in the package material of each Card) by Customer, which PIN will be used for identification when each Card Holder uses the Card to obtain Services.

1.8 "Prepaid Calling Card System" or "System" mean an intelligent network comprised of software, computer platforms, underlying transmission, switches, and other facilities that store active PINs, control network access, manage Card account balances and dialing instructions in multiple languages.

1.9 "Rate Table' means the pricing schedule set forth in the attached agreement reflecting the cost per specified time increment that will be subtracted from the value of each Card for the services provided to the Card Holder, together with any other charges or surcharges that will be debited on a per call or other basis.

1.10 "Underlying Carrier" means a telecommunications carrier or other services provider providing services to Provider, which in turn provides the same to each CardHolder.

1.11 "Services" mean Domestic services and/or International services.

1.12 "Term" shall have the meaning specified below.

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2.   Card Production and activation.

2.1 Card production and Packaging. Telstar understands and acknowledges that Customer is purchasing PINs in order to distribute Cards directly or indirectly to Card Holders.

2.2 Each Card (and /or the packaging of the Card) shall contain a PIN. Provider shall activate PINs in compliance with Section 2.3 below.

2.3 Identification of Provider. Customer shall not use the name, trademarks, service marks or logos of Provider in promoting the sale of the Cards without the prior written consent of Provider, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Customer may, at it is own discretion, include in or on packaging, promotional material, press releases, and/or on the Card itself, a brief statement identifying Provider as the Provider of Services and/ or listing the Customer Service number used by Provider.

3.

     3.1 Services. (a) Telstar shall provide personal identification numbers ("PINs") and certain carrier, processing and network services to support Customer's pre-paid calling card products as described herein. Telstar shall be responsible for production of the pre-paid cards (the "Cards"), all related marketing and peripheral materials, and all customer service, inquiries and fraudulent use related to such cards.

(b) Telstar shall use reasonable efforts to provide and activate in Telstar's platform PINs for Customer's Cards for orders.

(c) Customer acknowledges and agrees that each PIN shall automatically expire or shall be deactivated by Telstar the earlier of (i) ninety (90) calendar days after the first date of PIN usage by Customer or an End User or (ii) three hundred sixty-five (365) calendar days from the day the PIN is first activated by Telstar (the "Deactivation Date"), or (iii) when the allotted dollar value of Services underlying a particular "PIN" has been completely degraded. Customer acknowledges and agrees that Customer and its End Users shall not be entitled to any refund of any allotted usage with respect to any PIN existing at the time of such PIN Deactivation Date.

(d) Payphone per call surcharges are to be debited from a pre-paid card when a pre-paid card user accesses toll-free service from a payphone and the carrier identification digits that identify on Telstar's system such calls, Telstar shall debit such pre-paid cards for such amounts.

(e) Customer agrees that Telstar's designated logo and name must be placed on the pre-paid cards of Customer under this Agreement. The design of the cards and any marketing or collateral materials shall be subject to the prior written approval of Customer. Customer may be entitled to print the phrase "Services provided by TSI" on the Cards.

4.   Telstar Invoices and Security

     (a) Telstar Invoices. (i) Telstar shall provide to Customer an invoice (the "Invoice") and Telstar's standard Services reports (the "Reports"), if applicable, for Services rendered to Customer at the times set forth at the rates attached hereto as Exhibit C. Invoices will be provided monthly with payment on invoice amount payable to Telstar International in fifteen (15) days from the invoice date.T he Invoice shall set forth amounts owing to Telstar based on Customer use of the Services at the charges and/or rates set forth. Telstar reserves the right to change its billing cycle from time to time, in its sole discretion, upon thirty (30) days written

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notice to  Customer.  Telstar  shall  provide  to  Customer  the  Reports,  when applicable, in Telstar's then existing formats, as may be changed by Telstar from time to time. Customer acknowledges and agrees that it may be required to pay additional charges for certain billing or usage detail formats or media requested by Customer. Customer agrees to pay all Invoices for Services within the time period set forth in the applicable Schedule. Any amount not paid when due shall be considered past due, and in such event Telstar may (i) suspend or terminate any or all portions of the Services to Customer until such time as Customer has paid all paid balances (including interest) or (ii) terminate this
Agreement  for  Cause   pursuant  to  Section  8.  During  such   suspension  or
termination, no service interruption shall be deemed to occur. Should Telstar suspend any or all portions of the Services for past due and unpaid amounts, Telstar may (but is not obligated to) reinstitute Services to Customer upon the satisfactory assurances (including additional Security) of Customer's ability to
pay  for  such  Services  and  Customer's   advance   payment  of  the  cost  of
reinstituting the Services. An Invoice amount shall be deemed to have been "paid" at the time when cleared funds are available in the bank of Telstar, provided that Telstar has not unnecessarily delayed in depositing a check in the bank. Any Invoice payments received from a Party that are less than the full Invoice amount shall be applied first to interest and collection fees, and then to the oldest Invoice(s) outstanding, regardless of any contrary instructions received from or placed on the means of payment by the paying Party.

     (ii) Any Customer requests for invoice adjustments must be initiated in writing within thirty (30) calendar days of the particular invoice date and Telstar shall not be obligated to review or consider any such requests or billing disputes which are received by Telstar more than thirty (30) calendar days following the date of the particular invoice. Any amounts agreed by Telstar to be credited shall be credited on the next invoice.

     (iii) Customer agrees that, without prejudice to any rights of Telstar under this Agreement at law or in equity, Customer shall pay to Telstar upon demand interest on any amounts owing hereunder which are unpaid on their due date at a rate equal to the publicly announced loan rate for ninety-day commercial loans by Citibank, N.A., New York, New York on the applicable due date, as it may change from time to time, plus two percent (2%) per annum, or, if such rate should exceed the maximum rate allowed by law, then at such maximum rate. Such interest charge shall be applied on all unpaid Invoice amounts, commencing upon the Invoice past due date through the actual date such amounts is paid by Customer. Interest charges as described herein shall continue to accrue after the expiration or termination of this Agreement or any Service Term until such unpaid amounts are paid in full.

     (iv) Customer agrees that Customer's obligations to pay all amounts due hereunder are absolute, and, under no circumstances, such obligations are not contingent upon collection of revenues for its own services or products or from its own agents, brokers, re-sellers or customers or the untimely discontinuance or non-operation of its own business activities.

     (v) Customer acknowledges and agrees that Telstar shall be entitled to require additional payment and security terms of Customer hereunder if Customer does not comply with its payment obligations hereunder. Additionally, Telstar shall not have any obligation to accept any further orders for PIN activation or to continue providing Services for PINs already activated if Customer has not paid in full all amounts owed under this Agreement.

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5.  Term.  The  initial  Term of the  Services  under  this  Schedule  shall  be twenty-four (24) months from the date written below (the "Service Effective Date"). This Schedule shall automatically be renewed for successive twelve (12) month terms following the expiration of the initial Term, unless one Party shall have given the other party at least thirty (30) calendar days of notice of its intention to terminate the Schedule hereunder at the end of such initial or subsequent term. Notwithstanding the foregoing, however, the Customer agrees that the Agreement and this Service Schedule will remain fully effective and in full force and effect as long as there is one or more prepaid card still "active" on Tester's network.

6.   Regulatory Authority.

     6.1 Customer acknowledges and agrees that the Services shall be offered hereunder subject to (i) any applicable tariffs; (ii) compliance with all applicable laws and regulations; (iii) obtaining any domestic or foreign approvals and authorizations required or advisable; (iv) continued availability of any of the Services in any jurisdiction, country or to any location; and (iv) continued availability of access lines in any particular jurisdiction, country or location. Customer acknowledges and agrees that Telstar may elect not to offer the Services in or to any particular jurisdiction, location or country, or may block Services to or from any particular jurisdiction, location or country if Telstar determines, in its sole discretion, that the continuation of such Services is not permitted or advisable.

     6.2 In addition to any other rights set forth in the Schedules and anything to the contrary herein notwithstanding, Telstar may immediately adjust the rates or charges, or impose additional rates and charges, in order to recover amounts it may be required by federal, state and local governmental or quasi-governmental authorities, or a court of competent jurisdiction to collect from or pay to others to support statutory or regulatory programs during the course of this Agreement, including without limitation, regulations or actions such as those regarding payphone compensation, access charges and/or universal service ("Regulatory Activity"). Telstar reserves the right, at any time without notice, to: (i) pass through to Customer all, or a portion of, any charges or surcharges directly or indirectly related to such Regulatory Activity; or (ii) modify the rates and/or other terms and conditions contained in this Agreement and/or a tariff, if applicable, to reflect or address the impact of such Regulatory Activity. Rate decreases and additional services offered, if any, in Telstar's sole discretion, shall be effective immediately upon written notification to the Customer or upon an effective date set forth by Telstar in such notification.

7.   Taxes

     (a) Except as may otherwise be provided in the rate schedules attached hereto, Customer acknowledges and agrees that all rates in the rate table of each Schedule are exclusive of federal, state and local sales, use, value-added, surcharges, use, excise, sales, privilege, utility and gross receipts taxes, levies, duties, other similar tax-like charges, and tax-related surcharges which may be required or imposed by any domestic or foreign taxing authority, whether charged to or against Telstar or Customer relating to the Services, as well as any other imposition by any governmental authority which has the effect of increasing Telstar's cost of providing the Services or the underlying facilities, shall be payable by Customer in addition to the other charges set forth in this Agreement. (the "Taxes"). Each party shall be responsible for any State, Federal, VAT, or other tax that it incurs due to this business agreement.

     (b) If Customer is required by the laws of any relevant tax authority to withhold income or profits taxes from payments made by Customer to Telstar hereunder, Customer shall provide to Telstar tax certificates documenting remittance of such taxes to the relevant tax authorities. Such

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tax  certificates  shall be provided to Telstar within a reasonable  period from the date of the original invoice from Telstar to Customer, but in no event shall Customer provide such certificates later than thirty (30) calendar days after Telstar has invoiced Customer unless an extension of such period is granted by Telstar's Collection Department. Said extension shall be granted only upon Customer's demonstration of a specific law that impedes Customer's ability to remit such tax and/or to obtain such certificates. Evidence of such shall be provided by a letter of explanation, including a citation to such specific law, by Customer on or before the expiration of the original thirty (30) day period following the date of Telstar's original invoice to Customer. Such tax certificates shall be in a form sufficient to document the qualification of such income or profits tax for the tax credit allowable against Telstar's U.S. corporation income tax, pursuant to Subpart A of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended (or the successor to such provisions). When Telstar, in its reasonable judgment, determines that the tax certificates are sufficient within the meaning of the preceding sentence, Telstar will issue an appropriate billing credit to Customer.

     (c) Notwithstanding the provisions of (b) above, should Customer fail to timely provide Telstar with sufficient tax certificates (as defined above) within thirty (30) days after the close of the calendar year in which any income or profits tax is withheld from payments to Telstar, Customer shall immediately pay to Telstar the amount of all such undocumented Taxes so withheld for said calendar year, and Telstar may charge interest on such amount as set forth in this Agreement.

8.   Termination.

     (a) Termination by Telstar. Telstar may terminate this Agreement (or the applicable portion thereof), without liability, immediately upon notice to Customer if (i) Telstar is unable to obtain or maintain any governmental license, waiver, consent, registration or approval needed to provide any facility or Service hereunder; (ii) the continued provision of a facility or Service would contravene any local, state, national or international regulation, law, or tariff or violate any policy of any Telstar correspondent or interconnected carrier; (iii) the interruption or termination of an Service is necessary to prevent or protect against fraud or otherwise protect Telstar's personnel, agents, facilities, or services; (iv) Telstar is unable to continue to provide a third-party subcontractor's, vendor's or interconnected carrier's facility, or component of equipment, or service for any reason; (v) Telstar discovers that the Customer or its agents and brokers provided false information to Telstar regarding the Customer's identity, credit-worthiness, or its planned use of the Service(s); (vi) Customer fails to make any payment when due. Telstar may also terminate this Agreement for Cause if Customer becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations; (vii) Customer fails or refuses to provide additional Security, pursuant to the terms of this Agreement; (viii) Telstar determines that there has been any unethical or illegal act on the part of Customer, pursuant to paragraph 4(b)(v), above; its officers, directors, employees, contractors, agents or servants, relating to the subject matter of this Agreement; (ix) there is a significant change in Customer's ownership.

     (b) Termination for Cause. Except as otherwise provided herein, either party may terminate this Agreement, without liability, for Cause. Cause shall mean a failure to perform a material obligation under this Agreement which failure is not remedied within thirty (30) calendar days of the defaulting party's receipt of written notice thereof. An interruption in the

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Services shall not be deemed a material breach.

     (c) Customer's Termination Liability. If the event of a termination of this Agreement, and without affecting any other rights set forth in this Agreement or an applicable tariff, then Customer will pay, within seven (7) calendar days after such termination, in full, without setoff or deduction: (i) all accrued but unpaid usage and other charges incurred through the date of such termination, plus (ii) in the event of an early termination or a termination for material breach by Customer, the termination charges set forth under an applicable Schedule.

     9. Liability. TELSTAR'S SERVICES ARE PROVIDED "AS IS" AND "WHERE IS". TELSTAR'S LIABILITY ARISING OUT OF MISTAKES, ACCIDENTS, OMISSIONS, INTERRUPTIONS, ERRORS, DELAYS OR DEFECTS IN THE ORDERING, PROCESSING, PROVISIONING, INSTALLATION OR TRANSMISSION OF ANY SERVICES SHALL IN NO EVENT EXCEED THE APPLICABLE CREDITS (Credit limit will be provided prior to first activation and in writing) IN ACCORDANCE WITH TELSTAR'S CREDIT POLICIES THEN IN EFFECT. TELSTAR AGREES TO PROVIDE CUSTOMER WITH SUCH CREDIT POLICIES, IN WRITING, PRIOR TO FIRST ACTIVATION OF CARDS TO BE SOLD BY MAXX INTERNATIONAL THROUGH MAXX INTERNATIONAL CHANNELS OF DISTRIBUTION. FURTHERMORE, THE PARTIES AGREE THAT SUCH POLICIES AND ANY AMENDMENTS THERETO, SHALL FIRST BE ACCEPTED AND AGREED TO BY CUSTOMER, IN WRITING, BEFORE THE CUSTOMER IS BOUND BY THE TERMS OF SUCH CREDIT POLICIES AND THE TERMS OF THIS PARAGRAPH 9. CUSTOMER FURTHER AGREES THAT ACCEPTANCE OF THE CREDIT POLICIES SHALL NOT BE UNREASONABLY WITHHELD. WITHOUT LIMITING THE FOREGOING, TELSTAR SHALL HAVE ANY OBLIGATION TO PROVIDE ALTERNATIVE ROUTING WITH RESPECT TO ANY SERVICE OR TRANSMISSION CAPACITY PROVIDED PURSUANT TO THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL
     EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON, FIRM OR ENTITY IN ANY OTHER RESPECT, FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, ACTUAL, OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, EVEN IF FORESEEABLE, ARISING OUT OF ANY MISTAKE, ACCIDENT, ERROR, OMISSION, INTERRUPTION, DELAY OR DEFECT IN THE ORDERING, PROCESSING, PROVISIONING, INSTALLATION OR TRANSMISSION OF ANY SERVICES OR THE OBLIGATIONS OF EITHER PARTY PURSUANT TO THIS AGREEMENT AND ANY EXHIBITS HERETO. TELSTAR DOES NOT MAKE ANY WARRANTY WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF THE SERVICE OR LOCAL ACCESS OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY TELSTAR ARE HEREBY EXCLUDED AND DISCLAIMED. FOR THE PURPOSE OF THIS SECTION, THE TERM "TELSTAR" SHALL BE DEEMED TO INCLUDE TELSTAR, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, AND AFFILIATES. CUSTOMER HAS ACCEPTED THE LIMITATIONS OF LIABILITY AND DISCLAIMERS SET FORTH HEREIN AS PART OF A BARGAIN TO LOWER THE PRICE OF SERVICES HEREUNDER AND UNDERSTANDS THAT THE PRICES OF SAID SERVICES WOULD BE HIGHER IF TELSTAR WERE REQUIRED TO ACCEPT GREATER LIABILITY AND/OR DAMAGE LIABILITY.

     10. Indemnification. (a) Notwithstanding any of the provisions of this Agreement which may be construed to the contrary, each party will indemnify the other party, its directors, officers, employees, agents and representatives ("Indemnified Parties"), and save them harmless from and against any and all claims, actions, damages, liabilities and expenses (collectively, "Losses") occasioned by any act or omission of such party, its directors, officers, employees, agents or representatives, or its Carriers or Clients relating to the performance of its obligation or use of the Service provided hereunder. If any Indemnified Party shall, without fault on its part, be made a party to any litigation commenced by or against any Indemnified Party, then the other

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party shall protect and hold such Indemnified Party harmless,  and shall pay all costs, expenses, losses, damages, settlement payments and reasonable attorney's fees incurred or paid by such Indemnified Party in connection with said litigation. Maxx International shall indemnify Telstar from any claims of
copyright,   trademark   or  other   intellectual   property   rights.   Telstar
International   shall   indemnify   Maxx   International   from  any  claims  of
distributors,   end  users  and  customers  sold  through  Telstar  channels  of distribution.

          (b) For purposes of this Agreement, "Affiliate" shall mean: (i) any individual, corporation, partnership, limited liability company, limited liability partnership, practice, association, joint stock company, trust, unincorporated organization or other venture or business vehicle (each an "Entity") in which a Party owns a twenty percent (20%) or greater equity interest; or (ii) any Entity which, directly or indirectly, is in control of, is controlled by or is under common control with a Party, as applicable, after applying the attribution rules of Section 318 of the Internal Revenue Code. For the purpose of this definition, control of an Entity shall include the power, directly or indirectly, whether or not exercised: (i) to vote fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the securities or other interests having ordinary voting power for the election of directors or other managing authority of such Entity; or (ii) to direct or cause the direction of the management or policies of such Entity, whether through ownership of voting securities, partnership interest or equity, by contract or otherwise.

     11.  Intentionally left blank.

     12. Compliance with Laws. (a) All Services are offered hereunder subject to applicable tariffs, local laws and regulations, and obtaining any approvals or authorizations required or advisable in all domestic and foreign jurisdictions in which service is provided. Customer agrees that it is solely responsible for complying with, and remaining in compliance with, all applicable international, federal, state and local laws, rules and regulations, and obtaining and maintaining all licenses, approvals or regulatory authorities relating to or affecting the use of the Services and its obligations under this Agreement, including without limitation with respect to Customer's production, fulfillment, marketing, sale, resale, export, activation and the provision of services to its End Users. Any breach of the obligations of Customer under this Section shall be a material breach of this Agreement. If Customer does not comply with this Section, in addition to any remedies available to Telstar at law or in equity, Telstar, in its sole discretion, may elect to decline to accept additional orders under this Agreement and may immediately terminate this Agreement without further liability or obligation to Customer. Customer represents and warrants that Customer's use of the Services shall not be used for any unlawful purpose, or in a manner that would constitute a criminal offense or give rise to civil liability.

          (b) Customer will include in its End User marketing or service materials a provision requiring that the End Users agree to use the Services only for lawful and legitimate purposes and in compliance with all regulations. Customer shall notify Telstar of instances of which Customer is aware of an end user's unlawful use of the Services

     13.  Miscellaneous.

          (a) Assignment. This Agreement shall be binding upon Customer and its respective affiliates and permitted successors and assigns. Customer shall not assign, sell, transfer or delegate this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior express written consent of Telstar, which shall not be unreasonably withheld. Any attempted assignment without such prior written consent shall be void. Telstar may terminate this Agreement in the event of an attempted or actual assignment, sale, transfer of this Agreement, a delegation of any of Customer's obligations hereunder or a change in control of Customer without Telstar's prior written consent. To the extent that Telstar assigns this Agreement to any party, by operation of law or otherwise, Customer shall have the right to terminate this Agreement upon thirty (30) calendar days prior written notice, provided that such termination notice by Customer is given by Customer within thirty (30) calendar days of Telstar's notice to Customer of Telstar's assignment.

     (b) Governing Law/Arbitration. Forum. Any arbitration, civil action or other legal proceeding arising out of or relating to this Agreement or any dealings the parties' officers, directors, employees, or agents on the other hand, whether brought before or after any termination of this Agreement, shall be brought and heard only in Westchester County, New York and the parties hereto expressly waive any rights under any law or rule to cause any such proceeding to be brought or heard in any other location. Customer consents to jurisdiction in any state or federal court located in Westchester County, New York in any other legal proceeding arising out of or relating to this Agreement.

     Arbitration. Any claim or controversy arising out of or relating to this Agreement or any dealings between the parties' officers, directors, employees or agents, on the other hand, shall be resolved by final and binding arbitration before J.A.M.S./ENDISPUTE ("JAMS") in accordance with the then obtaining Comprehensive Arbitration Rules and Procedures of JAMS, as modified herein. The arbitrator may not limit, expand or otherwise modify the terms of this Agreement and shall not have authority to award punitive or other non-compensatory damages to either Party. In order to provide an expeditious resolution of any dispute, the parties agree that:
     (i) if the Parties have not agreed on an arbitrator within ten (10) days after the date of commencement of the arbitration, JAMS shall designate a single arbitrator and that designation shall be final and binding; and (ii) absent extraordinary circumstances, the arbitration hearing shall begin within ninety (90) days from the date of commencement of arbitration, and shall continue each business day thereafter until completed. The award in such arbitration proceeding may be entered in any Court specified in the above paragraph of this Agreement.

     (c) Enforceability. If any Section or clause of this Agreement shall be held to be invalid or unenforceable by any body or entity of competent jurisdiction, then the remainder of the Agreement shall remain in full force and effect and the Parties shall promptly negotiate a replacement provision or agree that no replacement is necessary.

     (d) No Waiver. Neither party's failure, at any time, to enforce any right or remedy available to it under this Agreement shall be construed to be a waiver of such party's right to enforce each and every provision of this Agreement in the future.

     (e) Notice. Any notice required to be given under this Agreement shall be in writing, in English, and transmitted via facsimile, overnight courier, hand delivery or certified or registered mail, postage prepaid and return receipt requested, to the Parties at the addresses below or such other addresses as may be specified by written notice. Notice sent in accordance with this Section shall be deemed effective when received.

If to Telstar:    Telstar International, Inc.
                  One North Broadway Suite 128
                  White Plains, New York 10601

                  Attn.:  Managing Director
                  Facsimile: (914) 428-5640

                  If to Customer:
                  Maxx International, Inc.
                  99 Woodbury Road
                  Hicksville, NY 11801
                  Attn.:  Chief Financial Officer
                  Facsimile: (515) 932-5401

     (f) Force Majeure. Any delay in or failure of performance by either party under this Agreement (except a failure to comply with payment obligations) shall not be considered a breach of this Agreement if and to the extent caused by events, foreseeable and unforeseeable, including but not limited to acts of God, embargoes, governmental restrictions or actions, strikes (other than those only affecting Customer), riots, wars or other military action, civil disorders, rebellion, fires, floods, vandalism, or sabotage. The Party whose performance is affected by such events shall promptly notify the other party, giving details of the force majeure circumstances, and the obligations of the party giving such notice shall be suspended to the extent caused by the force majeure and so long as the force majeure continues, and the time for performance of the affected obligation hereunder shall be extended by the time of the delay caused by the force majeure event.

     (g) Use of Subcontractors and Vendors. Telstar reserves the right to obtain facilities, components of equipment, or service used to support Customer from any subcontractor, vendor or other source of Telstar's choice, including without limitation the right to change such subcontractors, vendors or sources at any time for any reason.

     (h) Agreement. This Agreement, including the Schedules, constitutes the entire agreement between the Parties with respect to its subject matter, and as to all other representations, understandings or agreements which are not fully expressed herein. No amendment to this Agreement shall be valid unless in writing and signed by both Parties. This Agreement, including the Schedules, is the joint work product of both Parties, who each have been represented by legal counsel. Accordingly, no inferences shall be drawn, in the event of an ambiguity, against any party by reason of document preparation.

     (i) Signature Authorization. The Parties have duly executed and agreed to be bound by this Agreement as evidenced by the signatures of their authorized representatives below. Each party represents and warrants to the other that the signatory identified beneath its name below has full authority to execute this Agreement on its behalf. Customer represents and warrants that the full legal name of the Customer legal entity intended to receive the benefits under this Agreement and intended to use the Services is the name set forth in this Agreement and in the execution block. Each Party, with full knowledge of all terms and conditions herein, does hereby warrant and represent that the execution, delivery, and performance of this Agreement are within such Party's corporate and/or partnership powers, have been duly authorized, and are not in conflict with law or the terms of any charter or bylaw or any agreement to which such Party is a party or by which it is bound or affected. Telstar may act in reliance upon any instruction, instrument, or signature reasonably believed by Telstar to be genuine. Telstar may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so.

     (j) Intentionally left blank.

     (k) Independent Contractor. Nothing in this Agreement shall be construed to constitute Telstar, any of its affiliates, or any shareholder, director, officer, employee, agent, subcontractor or representative thereof, as a partner or employee of or in a fiduciary relationship with Customer or any of its affiliates for any purpose whatsoever. The Parties agree that they are independent contractors of each other. Except as otherwise specifically set forth herein, neither party shall have the power to control the activities or operations of the other nor any power or authority to bind or commit the other.

     (l) Survival. Any and all provisions of this Agreement which by their nature or terms contemplate survival beyond the expiration of this Agreement or which are reasonably necessary to survive termination in order to achieve their respective fundamental purposes, including, without limitation, any provisions of this Agreement relating to and specifically the Sections related to or entitled Confidentiality, Disclaimer of Warranties, Disclaimer of Damages, Governing Law/Arbitration, shall survive the termination of this Agreement and shall continue to bind the Parties following any termination of this Agreement.

     (m) No Third Party Beneficiaries. The representations, warranties, covenants and agreements of the Parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person not a party hereto, including, without limitation, the End Users and Affiliates of Customer.

     (n) Counterparts. This Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument binding upon the Parties.

     (o) Right to Compete. Each Party acknowledges and agrees that nothing in this Agreement diminishes or restricts in any ways the rights of the parties to engage in competition with each other. Each Party acknowledges that it remains at all times solely responsible for the success and profits of its business. Notwithstanding the foregoing, during the term of this Agreement (but excluding the period after termination of this Agreement), Telstar agrees that it shall not actively market to or initiate contact with a confirmed distributor of Customer. Telstar's actual contractual relationship with such a distributor shall not, however, constitute a material breach of default under this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


Customer                                TELSTAR INTERNATIONAL, INC.


By: /s/  Adley Samson                   By:  /s/ Joseph Guariglia
    ----------------------                   ----------------------------
Name:  Adley Samson                     Name:    Joseph Guariglia
Title: C.F.O.                           Title:   Vice President
Date:  October 5, 2000                  Date:    October 5, 2000